For Immediate Release

Contact:
Lattice Incorporated	CCG Elite Investor Relations
Paul Burgess, CEO	Crocker Coulson, President
Phone: +(1) 856-910-1166 x.2111	Phone: +(1) 646-213-1915
Email: pburgess@sysmanagement.com	Email: crocker.coulson@ccgir.com
Ed Job, CFA
Phone: +(1) 646-213-1914
Email: ed.job@ccgir.com

Lattice Incorporated Reports Second Quarter 2008 Results, and Announces Conference Call

PENNSAUKEN, N.J., August 19, 2008 - Lattice Incorporated (OTC: LTTC) (“Lattice” or the “Company”), a provider of advanced information and communications technology solutions to key government agencies and enterprise customers, today announced second quarter 2008 results.

Second Quarter 2008 Highlights

•	Total revenues increased slightly year-over-year to $3.73 million
•	Net income applicable to common shares was $4.2 million
•	Income per fully diluted share was $0.03

“We are very pleased with the progress we made during the second quarter on the execution of our business plan, and in particular with the share exchange agreement that has greatly simplified our capital structure and we this believe will provide us with the financial flexibility to refocus our efforts on growing our business,” said Paul Burgess, Lattice’s Chief Executive Officer. “We are also pleased with our top line performance in this difficult environment as well as the significant improvement in our bottom line during the quarter. As we look to the future we will continue to strengthen our marketing and business development organization to build on our unique technologies to accelerate our growth into 2009.”

Second Quarter 2008 Results

Lattice’s total revenue in the second quarter 2008 was slightly up at $3.73 million, compared to $3.72 million in the same period last year. Revenue generation was driven by follow-on orders from key existing contracts. Services and solutions to the Federal government accounted for 95% of the Company’s revenues in the quarter.

Cost of revenues increased to $2.7 million from $1.7 million in the same period of 2007. Gross profit in the second quarter was $1.0 million compared to $2.0 million in the comparable period of 2008. As a percent of revenues, gross profit margin was 27.2% in the second quarter of 2008, down from 54.7% in the second quarter of 2007. The year-over-year reduction in gross profit and gross margin was primarily due to an increase in the use of sub-contractors on programs the Company is the prime-contractor to support the delivery of its JPMIS Seaport-e contract as well as other government contract vehicles.

Operating expense for the second quarter of 2008 was $1.9 million, down from $2.0 million in the comparable period of 2007. Operating expense in the second quarter of 2008 included selling, general and administrative expense of $1.4 million, $150,000 of which was non-recurring legal expenses, research and development of $109 thousand and amortization of $372 thousand. Adjusting for non-recurring items, operating expenses would have been down approximately 14%, reflecting a reduction in headcount in the period associated with a higher reliance on subcontractors.

The Company posted an operating loss for the second quarter of $903 thousand which compared to operating loss of $20 thousand in the second quarter of 2007. The operating loss for the second quarter of 2008 included non-cash amortization expense of $372 thousand related to intangible assets associated with the acquisition of RTI in 2006 and SMEI in 2005, compared to a non-cash amortization expense of $520 thousand in the same period in 2007.

Other income in the second quarter of 2008 was $5.0 million, including approximately $2.6 million associated with the stock-exchange agreement in the quarter that significantly reduced the Company’s derivative liability.

Net income was $4.2 million, or $0.03 per fully diluted share, compared to a net income of $1.7 million, or approximately $0.0 per diluted share in the year ago period.

Six Months 2008 Results

For the six months ended June 30, 2008, net revenue was $7.3 million, up 6.1% from $6.9 million in the comparable period of 2007. Gross profit for the six months ended June 30, 2008 was $2.1 million, a decrease from $3.7 million in the comparable period of 2007. The decrease was attributed to a significant increase in use of sub-contractors to deliver on the Company’s contract vehicles. Gross margin decreased to 29% in the six months ended June 30, 2008 from 54% in the six months ended June 30, 2007.Operating loss for the six months ended June 30, 2008 was $1.3 million, up from $74,210 in the comparable period in 2007. Net Income for the six months ended June 30, 2008 was $4.1 million, up from $235 thousand in the comparable period in 2007. Fully diluted earnings per share were $0.03 for the six months ended in June 30, 2008.

Recent Events

On June 30, 2008, Lattice entered into a stock exchange agreement (“Exchange Agreement”) with Barron Partners LP (“Barron”), pursuant to which, Barron agreed to the cancellation of certain unregistered warrants of the Company. This Exchange Agreement significantly improved the Company’s balance sheet by lowering derivative liabilities by approximately $4.1 million, provided a one-time gain on the extinguishment of approximately $2.6 million, and reduced fully diluted share count by approximately 20 million shares.

Conference Call

The Company will host a conference call at 5:00 p.m. ET on August 20, 2008, to discuss the second quarter 2008 results. Joining Paul Burgess, Lattice’s Chief Executive Officer, will be Joe Noto, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1(866) 864-4336. The conference ID for the call is 61230338.

If you are unable to participate in the call at this time, a replay will be available on August 20, at 8:00 p.m. ET, thru August 25, 2008. To access the replay, dial +1(800)642-1687 international callers should dial +1(706)645-9291 and enter the conference ID 61230338.

About Lattice Incorporated

Lattice Incorporated is a provider of advanced information and communications technology solutions to the government and commercial markets. The company's technology services division designs, deploys and manages advanced technological solutions at key government agencies and for mid- to large-sized enterprises. Lattice's technology products division consists of several core proprietary platforms used to develop customized software applications with military grade security in a number of different markets. For more information, visit http://www.latticeincorporated.com.

Safe Harbor Statement

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K previously filed with the SEC.

- FINANCIAL TABLES FOLLOW -

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007

Revenue - Technology Services	$6,881,682	$6,265,887	$3,527,669	$3,378,808
Revenue - Technology Products	437,311	630,487	200,418	341,085
Total Revenue	7,318,993	6,896,374	3,728,087	3,719,893

Cost of Revenue - Technology Services	5,003,050	2,945,113	2,633,724	1,561,851
Cost of Revenue - Technology Products	168,016	212,170	79,478	122,978
Total cost of revenue	5,171,066	3,157,283	2,713,202	1,684,829

Gross Profit	2,147,927	3,739,091	1,014,885	2,035,064

Operating expenses:
Selling, general and administrative	2,547,727	2,567,147	1,436,837	1,438,424
Research and development	217,657	205,298	109,172	96,257
Amortization expense	744,114	1,040,856	372,057	520,428
Total operating expenses	3,509,498	3,813,301	1,918,066	2,055,109

Loss from operations	(1,361,571)	(74,210)	(903,181)	(20,045)

Other income (expense):
Derivative income (expense)	2,554,590	1,060,882	2,374,923	1,906,247
Extinguishment (gain) loss	2,607,525	(157,130)	2,607,525	-
Interest expense	(81,446)	(479,002)	(30,625)	(93,198)
Finance expense	(1,466)	(14,318)	(1,014)	(9,318)
Total other income (expense)	5,079,203	410,432	4,950,809	1,803,731

Minority Interest	55,419	(101,179)	27,997	(54,136)

Income before taxes	3,773,051	235,043	4,075,625	1,729,550

Income taxes benefit	(348,416)	-	(174,208)	-

Net income	$4,121,467	$235,043	$4,249,833	$1,729,550

Reconciliation of net income loss
Income applicable to common shareholders:
Net income	$4,121,467	$235,043	$4,249,833	$1,729,550
Series B Preferred stock dividend	(25,000)	(25,000)	(12,500)	(12,500)
Income applicable to common stockholders	$4,096,467	$210,043	$4,237,333	$1,717,050

Income per common share
Basic	$0.24	$0.01	$0.25	$0.10
Diluted	$0.03	$(0.02)	$0.03	$-

Weighted average shares:
Basic	16,829,428	16,642,428	16,829,428	16,642,428
Diluted	56,250,208	64,230,056	54,403,291	64,230,056

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS:
Current assets:
Cash and cash equivalents	$600,058	$769,915
Accounts receivable, net	3,680,606	3,839,744
Inventories	56,708	65,846
Other current assets	116,093	127,801
Total current assets	4,453,465	4,803,306

Property and equipment, net	52,784	27,530
Goodwill	6,879,632	7,629,632
Other intangibles, net	4,609,957	5,354,071
Other assetes	44,795	118,623
Total assets	$16,040,633	$17,933,162

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,718,116	$2,716,411
Accrued expenses	1,772,512	1,252,916
Contigent liabilities	900,000	1,500,000
Customer deposits	15,000	15,000
Notes payable	1,624,866	1,050,254
Derivative liability	793,974	7,217,099
Total current liabilities	6,824,468	13,751,680

Deferred tax liabilities	2,313,538	2,661,954
Minority interest	159,180	214,599

Shareholders' equity
Preferred Stock - .01 par value 10,000,000 shares authorized, 8,838,686 issued and outstanding	93,587	88,387
Common stock - .01 par value, 200,000,000 authorized, 16,842,428 issued, and 16,829,428 outstanding	168,425	168,425
Additional paid-in capital	38,166,752	36,854,901
Accumulated deficit	(31,287,484)	(35,408,951)
	7,141,280	1,702,762
Common stock held in treasury, at cost	(397,833)	(397,833)
Shareholders' equity	6,743,447	1,304,929
Total liabilities and shareholders' equity	$16,040,633	$17,933,162

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2008	2007

Cash flow from operating activities:
Net income before preferred dividends	$4,121,467	$235,043

Adjustments to reconcile net loss to net used for operating activities:
Derivative income	(2,554,590)	(1,060,882)
Amortization of intangible assets	744,114	1,040,856
Amortization of debt discount (effective method)	-	205,809
Amortization of deferred financing	-	127,525
Extinguishment loss	(2,607,525)	157,130
Deferred income taxes	(348,416)	-
Minority interest	(55,419)	101,179
Share-based compensation	56,041	122,880
Depreciation	15,579	8,250
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	159,138	(1,559,695)
Inventories	9,138	(21,887)
Other current assets	11,708	36,167
Other assets	65,839	26,380
Increase (decrease) in:
Accounts payable and accrued liabilities	(328,698)	603,196
Deferred revenue	-	(62,495)
Total adjustments	(4,833,091)	(275,587)
Net cash used for operating activities	(711,624)	(40,544)
Cash Used in investing activities:
Purchase of equipment	(32,844)	-
Net cash used for investing activities	(32,844)	-
Cash flows from financing activities:
Payments on notes payable	(84,500)	(68,000)
Bank line-of-credit borrowings (payments), net	659,111	(11,557)
Net cash provided by (used for) by financing activities	574,611	(79,557)
Net decrease in cash and cash equivalents	(169,857)	(120,101)
Cash and cash equivalents - beginning of period	769,915	392,275
Cash and cash equivalents - end of period	$600,058	$272,174

Supplemental cash flow information Interest paid in cash	$56,194	$215,685
Supplemental disclosures of Non-Cash Investing & Financing Activities Goodwill	(750,000)	-

###